Exhibit 5.2

November 18, 2014

Ultra Petroleum Corp.

363 N. Sam Houston Parkway E

Suite 1200

Houston, TX

77060

Dear Sirs/Mesdames:

Re:

Registration Statement on Form S-4; Offer to Exchange up to $450,000,000 of 5.750% Senior Notes due 2018 that have not been registered under the Securities Act of 1933 for up to $450,000,000 of 5.750% Senior Notes due 2018 that have been registered under the Securities Act of 1933.

We have acted as counsel for Ultra Petroleum Corp., a Yukon, Canada corporation (the “Company”), in connection with the proposed issuance by the Company of up to $450,000,000 aggregate principal amount of 5.750% Senior Notes due 2018, Series B (the “Exchange Notes”) in exchange for an equivalent amount of the Company’s outstanding 5.750% Senior Notes due 2018, Series A (the “Existing Notes”). The terms of the offer to exchange are described in the Registration Statement on Form S-4 (the “Registration Statement”) filed with the Securities and Exchange Commission for the registration of the Exchange Notes under the Securities Act of 1933, as amended (the “Act”). The Existing Notes have been, and the Exchange Notes will be, issued pursuant to an indenture dated as of December 12, 2013, as amended (the “Indenture”), between the Company, as issuer, and U.S. Bank National Association, as trustee (the “Trustee”).

Scope of Review

For the purpose of this opinion letter, we have examined pdf copies of the following documents:

1.	the Indenture;

2.	the Registration Statement;

3.	the form of Exchange Notes;

4.	signed resolutions of the directors of the Company dated December 2, 2013 authorizing the transaction described herein; and

5.	the original of a certificate of status dated November 7, 2014 for the Company issued pursuant to the Business Corporations Act (Yukon).

In rendering the opinions herein, we have relied only upon our examination of the foregoing documents and certificates, and the Articles of Incorporation and Bylaws of the Company contained in the minute book of the Company maintained by our office, and we have made no further or other examinations or investigations, and we have made no independent verification or check of the factual matters set forth in such documents or certificates.

Assumptions

In rendering this opinion, we have assumed:

a.              The genuineness of all signatures;

b.              The authenticity and completeness of all documents submitted to us as originals;

c.              The conformity to original documents and the completeness of all documents submitted to us or received by us as conformed copies, certified copies, photocopies, e-mailed or facsimile transmissions, and the authenticity of the originals where certified copies, photocopies, e-mailed or facsimile transmissions have been submitted or received;

d.              The accuracy, completeness and truth of all facts set forth in corporate records or official public records and certificates and any other documents, certificates or records supplied by corporate or public officials and the identity and capacity of all individuals acting or purporting to act as such; and

e.              To the extent that the obligations of the Company under the Indenture may be dependent upon such matters, we assume for purposes of this opinion that the Trustee is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; that the Trustee is duly qualified to engage in the activities contemplated by the Indenture; that the Indenture has been duly authorized, executed and delivered by the Trustee and constitutes the legally valid and binding obligation of the Trustee, enforceable under the federal laws of the United States and laws of the State of New York against both the Trustee and the Company in accordance with its terms; that the Trustee is in compliance, generally and with respect to acting as a trustee under the Indenture, with all applicable laws and regulations; and that the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture.

Practice Restriction

We are solicitors qualified to carry on the practice of law in Yukon only and we express no opinion as to any laws or matters governed by the laws other than Yukon and the federal laws of Canada applicable therein in effect as at the date of this opinion (“Yukon Law”).

Opinion

Based on and relying on the foregoing and subject to the qualifications hereinafter expressed, we are of the opinion that as at the date hereof:

1.              The Company is incorporated and is a valid and subsisting corporation with the power to issue the Exchange Notes;

2.              The Company has taken all necessary corporate action to authorize the execution and delivery of the Exchange Notes.

3.              When (i) the Registration Statement has been declared effective under the Act, (ii) the Existing Notes have been validly exchanged by the Company, and (iii) the Exchange Notes have been executed and delivered by the Company and authenticated by the Trustee, all in accordance with the terms of the Indenture and the Registration Statement, the Exchange Notes will constitute binding obligations of the Company.

Qualifications

1.              The enforceability of the Exchange Notes is subject to the effects of (i) applicable bankruptcy, insolvency, reorganization, moratorium, rearrangement, liquidation, conservatorship or similar laws and court decisions of general application (including, without limitation, statutory or other laws regarding fraudulent or preferential transfers) now or hereafter in effect relating to or affecting the rights or remedies of creditors generally, and (ii) general equity principles (regardless of whether enforcement is sought in a proceeding in equity or law).

2.              We express no opinion as to the enforceability of provisions of the Exchange Notes to the extent that such provisions: (i) state that any party’s failure or delay in exercising rights, powers, privileges or remedies under the Exchange Notes shall not operate as a waiver thereof; (ii) purport to preclude the amendment, waiver, release or discharge of obligations except by an instrument in writing; (iii) purport to indemnify any person for (A) such person’s violations of Yukon securities laws or environmental laws, or (B) any obligation to the extent such obligation arises from or is a result of such person’s own negligence; (iv) purport to establish or satisfy certain factual standards or conditions; (v) purport to sever unenforceable provisions from the Exchange Notes, to the extent that the enforcement of remaining provisions would frustrate the fundamental intent of the parties to such instrument; (vi) restrict access to legal or equitable remedies; or (vii) purport to waive any claim arising out of, or in any way related to, the Exchange Notes.

3.              We express no opinion as to: (i) whether a court would grant specific performance or any other equitable remedy with respect to enforcement of any provision contained in the Exchange Notes; or (ii) the enforceability of any provision contained in the Indenture relating to the appointment of a receiver, to the extent that appointment of a receiver is governed by applicable statutory requirements, and to the extent that such provision may not be in compliance with such requirements.

4.              We express no opinion as to: (a) any provisions of the Exchange Notes or the Indenture regarding the remedies available to any person (i) to take action that is arbitrary, unreasonable or capricious or is not taken in good faith or in a commercially reasonable manner, whether or not such action is permitted by the Exchange Notes or the Indenture or (ii) for violations or breaches that are determined by a court to be non-material or without substantially adverse effect upon the ability of the Company to perform their material obligations under the Exchanges Notes or the Indenture; or (b) the provisions of the Exchange Notes or the Indenture that may provide for interest on interest or penalty interest.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm contained therein under the heading “Legal Matters.”

Yours very truly,

/s/ Lackowicz & Hoffman

LACKOWICZ & HOFFMAN

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